Exhibit 4.1.1
America’s Car-Mart, Inc. 401k Plan
Amendment for Additional Provisions Concerning
Employer Securities

The following additional provisions concerning Employer Securities (as defined below) are included as part of the Adoption Agreement completed by the Employer, in accordance with Section ______ of the Adoption Agreement. References to “Participant” in this Appendix shall refer to both a Participant and the Beneficiar(ies) of a deceased Participant.

ARTICLE I Named Fiduciary is Solely Responsible for Employer Securities. The investment provisions in Section       of the Plan include the ability to invest in “qualifying employer securities”, as defined in Section 407(d)(5) of ERISA (“Employer Securities”), which specifically includes the common stock of the Employer (hereinafter referred to as “Common Stock”). The Trustee is required to invest the Trust Fund (up to 100% thereof as provided in Section       of the Adoption Agreement) in Employer Securities as directed by the Named Fiduciary (pursuant to Section         of the Plan).

The Named Fiduciary has sole fiduciary responsibility for all decisions or actions related to any Employer Security, including any evaluation of, and decision to accept or reject, any appraisal or valuation of any Employer Security. The Trustee is required to follow all directions from the Named Fiduciary related to Employer Securities. The Trustee may not take any action with respect to any Employer Security, except to the extent directed by the Named Fiduciary. The Trustee is required to continue to hold any Employer Security with respect to which it does not receive a direction from the Named Fiduciary to sell or otherwise dispose of such security. The Trustee is required not to vote any Employer Security with respect to which it does not receive a direction from the Named Fiduciary to vote such security.

Purchases and sales of Employer Securities shall, at the direction of the Named Fiduciary, be on the open market, in a private placement or a transaction with the Employer, and shall be made at the time and in the manner directed by the Named Fiduciary. No commission or other fees shall be payable with respect to any transaction with the Employer.

If Employer Securities are purchased from the Employer or any other "party in interest" (as that term is defined in ERISA), the purchase price shall be no more than the value set forth in this subsection. If Employer Securities are sold to the Employer or any other "party in interest" (as that term is defined in ERISA) the sales price shall be no less than the value set forth in this subsection. The value set forth in this subsection shall be determined by the Named Fiduciary in its sole discretion in accordance with the following rules: (i) in the event the Employer Securities are reported on the New York Stock Exchange, American Stock Exchange, National Association of Securities Dealers Automated Quotation System ("NASDAQ") or other national securities exchange registered with the United States Securities and Exchange Commission, the value shall be the greater of (except that, in the case of a purchase by the Plan, this shall be the lesser of the following amounts): (x) the closing price of the Employer Security on the trading day immediately preceding the date the Employer Security is acquired or sold by the Plan, or (y) the average of the closing prices of the Employer Security for the twenty (20) consecutive trading days immediately preceding the date the Employer Security is acquired or sold by the Plan; or (ii) in all other events, the value shall be determined by an independent appraisal as of the date the Employer Security is acquired or sold by the Plan.

If any Employer Securities are held by the Trust, the Named Fiduciary shall determine whether share or unitized accounting shall apply to such shares from time to time. If unit accounting is used, the Named Fiduciary shall direct the degree to which the Employer Securities fund is to be invested in assets other than Employer Securities and shall direct the investment of all assets in the Employer Securities fund.

ARTICLE II Contributions of Employer Securities.The Employer may direct that any contribution by the Employer required or permitted under the Plan be made in the form of Employer Securities. If Employer Securities are transferred in-kind from the Employer, the value must be approved by the Named Fiduciary and shall be no more than the value set forth in subsection (A) for purposes of purchases of Employer Securities by the Plan from the Employer.

ARTICLE III Participant Direction of Sales and Purchases of Employer Securities. The Named Fiduciary may permit each Participant to direct that non- Employer Security assets allocated to such Participant’s Account be used to acquire Employer Securities. The Named Fiduciary may also permit Participants to whose Accounts Employer Securities are allocated to direct that such Employer Securities be disposed.

ARTICLE IV Participant Direction of Voting of Employer Securities. [Alternate #1 required for: (x) all ESOPs, (y) each plan that is not an ESOP or Profit Sharing Plan that has more than 10% of its assets invested in Employer Securities, and (z) any other plan that is complying with ERISA § 404(c), but may be used for other plans:] All Employer Securities held by the Trust Fund shall be voted in accordance with the following:

  Employer Securities credited to an “unallocated stock suspense account” shall be voted by the Trustee only in accordance with directions of the Named Fiduciary. The Trustee shall not vote such shares if it has not received directions from the Named Fiduciary.

  Employer Securities allocated and credited to the Accounts of Participants shall be voted in accordance with the following:

 (A) If the Employer Securities held by the Trust are a registration type class of securities, then each Participant shall be entitled to direct the Trustee as to how the Trustee shall vote Employer Securities allocated to such Participant’s Accounts. If the Employer Securities held by the Trust are not a registration-type class of securities, then each Participant shall be entitled to direct the Trustee as to how the Trustee shall vote Employer Securities allocated to such Participant’s Accounts with respect to the following issues: approval or disapproval of any corporate merger or consolidation, recapitalization, reclassification, liquidation, dissolution, sale of substantially all assets of a trade or business, or such similar transaction as may be prescribed in Treasury Regulations.

 (B) For purposes of the foregoing subparagraph (i), “registration-type class of securities” shall have the same meaning as the definition contained in Code Section 409(e)(4).

[Alternate #2: for all other plans]

The Named Fiduciary may permit each Participant to direct the voting of Employer Securities with respect to any or all matters determined by the Named Fiduciary.

ARTICLE V Participant Direction Regarding Tender Offers for Employer Securities. The Named Fiduciary may permit each Participant to direct the Named Fiduciary as to whether Employer Securities allocated to such Participant’s Accounts shall be tendered in response to a tender offer for such securities.

The proceeds received by the Trust with respect to any tendered Employer Securities shall be allocated in the same manner that the tendered securities were allocated.

ARTICLE VI Rules Related to Participant Directions.To the extent the Named Fiduciary, or the Plan or Trust documents, permit Participants to provide any directions (“Participant Directions”) with respect to Employer Securities (including, but not limited to, the acquisition, disposition, voting or tender of an Employer Security), the Trustee will implement Participant Directions only to the extent directed by the Named Fiduciary. The Named Fiduciary has sole fiduciary responsibility for determining whether to implement Participant Directions concerning an Employer Security and the Named Fiduciary is hereby designated as the fiduciary referenced in Department of Labor regulation Section 2550.  404c-1(d)(2)(ii)(E) (4)(viii). To the extent a Participant fails to make a permitted direction or is not permitted to make a direction, the Trustee shall act only as directed by the Named Fiduciary and shall take no action in the absence of direction from the Named Fiduciary. Notwithstanding the existence of Participant Directions, the Trustee shall take no action with respect to Employer Securities unless and until directed by the Named Fiduciary. The Trustee shall follow the directions of the Named Fiduciary with respect to Employer Securities even if the Named Fiduciary determines not to follow the Participant Directions.

All Participant Directions shall be made at the time and in the manner determined by the Named Fiduciary. The number of shares of Employer Securities deemed allocated to any Participant’s Accounts for purposes of implementing the Participant’s Directions shall be the number allocated as of the date determined by the Named Fiduciary. The timing and manner of implementing any Participant directions, and the Employer Security value used to implement an acquisition or disposition direction, shall be determined by the Named Fiduciary. The Trustee must follow all rules established by the Named Fiduciary that concern Employer Securities or Participant directions. If Participants are given direction authority, the Named Fiduciary or its agent shall provide to Participants to whose Account an Employer Security is credited a copy of the information related to the matter to which such direction may apply that is provided to holders of such security, together with a direction form. The Employer must fully cooperate in providing information requested by the Named Fiduciary related to the Named Fiduciary’s duties in connection with Participant directions.

In order to assure that Participant Directions are kept confidential from the Employer, any Participant Directions shall be communicated by the Participant to the Trustee or another third party designated by the Trustee or Named Fiduciary that is independent from the Employer (the party receiving the Participant Directions shall be the “Participant Direction Recipient”). The Participant Direction Recipient shall hold all Participant Directions in confidence and shall not divulge Participant Directions to the Employer or to any director, officer or employee of the Employer nor to any other person, except as required by law, unless the person receiving a disclosure has agreed in writing to receive such information as a fiduciary of the Plan, to keep such information confidential and not to use such information for any purpose other than Plan administration; provided, however, the Participant Direction Recipient shall provide information to the Named Fiduciary that does not identify any particular Participant’s Direction in order to permit the Named Fiduciary to exercise its fiduciary duty to direct the Trustee with respect to following Participant Directions.

If the Named Fiduciary determines that a situation for which Participant Directions are to be made involves a potential for undue employer influence upon Participants with regard to their direct or indirect exercise of the right to make Participant Directions, then the Named Fiduciary shall appoint a third party that is independent from the Employer (the “Independent Fiduciary”) to serve as a Plan fiduciary for purposes of fulfilling the Named Fiduciary’s role with respect to such situation. The Employer hereby agrees to fully indemnify and hold harmless the Independent Fiduciary from and against any liability, costs and expenses associated with the Independent Fiduciary’s actions and failures to act related to its duties as the Independent Fiduciary. The Trustee is not required to accept an appointment to be the Independent Fiduciary.

ARTICLE VII Distribution of Accrued Benefits. A Participant’s Accrued Benefit payable under Article VI shall be distributed in cash to the extent it is invested in assets other than Employer Securities. To the extent the Participant’s Accrued Benefit is invested in Employer Securities at the date of distribution, a Participant who elects to receive a distribution will receive such portion of his Accrued Benefit [Alternate #1: in kind in the form of whole shares of Employer Securities (and cash will be distributed for any fractional shares)]. [Alternate #2: in cash] [Alternate #3: either in cash or in kind in the form of whole shares of Employer Securities (and cash will be distributed for any fractional shares), at the election of the Participant]. The Named Fiduciary must direct the Trustee as to the manner in which cash is to be made available for distribution.

ARTICLE VIII Notices. Any notice shall be in writing. Any notice to the Employer or the Named Fiduciary shall be sent by first class mail (postage paid), email or facsimile at the contact information set forth below, unless the recipient consents in writing to an alternate means.

Notices to the Employer shall be addressed as follows:

                _____________________________
                _____________________________
                _____________________________
                _____________________________

Notices to the Named Fiduciary shall be addressed as follows:

                _____________________________
                _____________________________
                _____________________________
                _____________________________

Notices to a Participant or Distributee shall be sent by first class mail (postage paid), addressed to the last known address on file with the Employer or Named Fiduciary.

Any notice may be sent by certified or registered mail.

This [Restatement of] Appendix C is hereby adopted by the Employer this _____ day of ______________.

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